Innovation at the speed of life. May 29, 2024 Delivered via email Julie Sawyer Montgomery Dear Julie, Congratulations! I am delighted to offer you a promotion to Executive Vice President, Diagnostics Platform, reporting to Rainer Blair, CEO. You will also now be an Executive Officer of Danaher. Please allow this letter to serve as documentation of the promotion offer extended to you. Effective Date: The effective date of this promotion will be July 1, 2024. Base Salary: Your base salary will be adjusted to an annual rate of $800,000, subject to periodic review, and payable in accordance with the Company's usual payroll practices. Incentive Compensation: You are eligible to participate in the Executive Officer's Incentive Compensation Plan Bonus Plan with a target bonus of 115% of your annual base salary, subject to periodic review. Annual Equity Award Program. You will continue to participate in the annual equity program with a new target award value of $2,500,000. As an Executive Officer, you will continue to receive an even split of Stock Options and Performance Share Units (PS Us), though your stock options will now vest 50% after three years and 50% after four years. PSUs still cliff vest after three years and have a two-year hold. This offer is conditioned upon your timely signing and returning the attached Agreement Regarding Competition and Protection of Proprietary Interests. Nothing in this offer amends, alters or supersedes your at will employment status. We appreciate the hard work and dedication that you have shown in your current position, and I hope this new opportunity will challenge you professionally and provide an opportunity to learn and grow. Confidential - Company Proprietary Exhibit 10.22